FIRST AMENDMENT TO THE RIGHTS AGREEMENT



     Pursuant to Section 27 of the Rights Agreement (the "Agreement") dated as of January 23, 1996, between Consolidated Natural Gas Company, a Delaware company (the "Company"), and Society National Bank, (the "Rights Agent"), the Company and the Rights Agent hereby amend the Agreement as of January 19, 1999 as provided below.

     1. Amendment of Section 1. Section 1 of the Rights Agreement is amended to delete the definition of "Independent Director" in its entirety.

     2. Amendment of Section 11. Section 11 of the Rights Agreement is amended as follows:

     (a) The phrase "the Independent Directors and" in the parenthetical in subsection (a)(iii)(B)(3) of Section 11 of the Rights Agreement shall be deleted.

     (b) The phrase "the Independent Directors and" in the parenthetical in subsection (a)(iii)(B)(6) of Section 11 of the Rights Agreement shall be deleted.

     (c) The phrase "the Independent Directors if the Independent Directors constitute a majority of the Board of Directors or, in the event the Independent Directors do not constitute a majority of the Board of Directors, by an independent investment banking firm selected by the Board of Directors" in the third to last sentence of the paragraph in subsection (d) of Section 11 of the Rights Agreement shall be replaced with the phrase "the Board of Directors of the Company."

     (d) The phrase "the Independent Directors if the Independent Directors constitute a majority of the Board of Directors or, in the event the Independent Directors do


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not constitute a majority of the Board of Directors, by an independent investment banking firm selected by the Board of Directors" in the last sentence of the paragraph in subsection (d) of Section 11 of the Rights Agreement shall be replaced with the phrase "the Board of Directors of the Company."

     3. Amendment of Section 23. Section 23(a) of the Rights Agreement is amended by replacing Section 23(a) in its entirety with the following:

          "(a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (x) the close of business on the tenth day following the Shares Acquisition Date (or if the Shares Acquisition Date shall have occurred prior to the Record Date, the close of business on the tenth day following the Record Date), or (y) the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $.01 per Right as appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"), and the Company may, at its option, pay the Redemption Price either in shares of its Common Stock (valued at their Current Market Price as defined in Section 11(d) on the date of the redemption), other securities, cash or other assets. Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11(a)(ii) Event until such time as the Company's right of redemption hereunder has expired."

     4. Amendment of Section 24. Section 24 of the Rights Agreement is amended as follows:

     (a) The parenthetical containing the phrase "(provided that there are then Independent Directors in office and a majority of the Independent Directors concur)" in the first parenthetical in subsection (a) of Section 24 of the Rights Agreement shall be deleted.

     (b) The phrase "the Independent Directors and" in subsection (d)(v) of
Section 24 of the Rights Agreement shall be deleted.


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     5. Amendment of Section 27. Section 27 of the Rights Agreement is amended as follows:

     (a) The parenthetical containing the phrase "(provided, however, that any such lengthening shall be effective only if there are Independent Directors in office and shall require the concurrence of a majority of such Independent Directors)" in subsection (iii) of Section 27 of the Rights Agreement shall be deleted.

     6. Amendment of Section 29. Section 29 of the Rights Agreement is amended as follows:

     (a) The parenthetical containing the phrase "(and, where specifically provided for herein, the Independent Directors)" in the first parenthetical in the second sentence of Section 29 of the Rights Agreement shall be deleted.

     (b) The parenthetical containing the phrase "(or, as expressly provided, the Independent Directors)" in the second parenthetical in the second sentence of Section 29 of the Rights Agreement shall be deleted.

     (c) The parenthetical containing the phrase "(or, as provided for, by the Independent Directors)" in the last sentence of Section 29 of the Rights Agreement shall be deleted.

     (d) The phrase "or the Independent Directors" in subsection (ii) of the last sentence of Section 29 of the Rights Agreement shall be deleted.




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     The undersigned officer of the Company, being an appropriate officer of the
Company and authorized to do so by resolution of the Board of Directors of the Company dated as of January 19, 1999, hereby certifies to the Rights Agent that this amendment is in compliance with the terms of Section 27 of the Agreement.


                             CONSOLIDATED NATURAL GAS COMPANY, as Company


                             By:  /s/ Stephen E. Williams
                                  ------------------------------------------
                                  Name:  Stephen E. Williams
                                  Title: Senior Vice President and
                                           General Counsel



Acknowledged and Agreed:

SOCIETY NATIONAL BANK,
as Rights Agent


By:  /s/ Joanne Gorostiola
     -----------------------------------
     Name:  Joanne Gorostiola
     Title: Assitant Vice President